Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: August 2, 2010

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES SECOND QUARTER 2010 RESULTS

•	Strong capital position at June 30, 2010 with a tangible common equity to tangible assets ratio of 12.4% and a total capital to risk-weighted assets ratio of 21.4%

•	Solid coverage ratios at June 30, 2010 including an allowance for loan losses to total loans of 3.5% and an allowance for loan losses to nonperforming loans of 88.4%

•	Earnings per share increased to $0.05 for the quarter ended June 30, 2010 from a net loss of $0.04 per share for the prior year quarter ended June 30, 2009

•	The net interest margin remains strong at 4.60% for the quarter ended June 30, 2010 compared to 4.58% for the quarter ended March 31, 2010

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported net income for the quarter ended June 30, 2010 of $855,000 compared to net income of $91,000 for the quarter ended June 30, 2009. Including preferred stock dividends, the net income applicable to common shareholders for the quarter ended June 30, 2010 was $523,000, or $0.05 per diluted common share, compared with a net loss applicable to common shareholders of $239,000, or $0.04 per diluted common share for the quarter ended June 30, 2009. The increase in earnings from the quarter ended June 30, 2009 was substantially attributable to the decrease in provision for loan losses and the increase in net interest income.

Mr. Vance commented, “We are pleased that we are continuing to experience improving profitability trends over the last few quarters, even though we recognize our profitability still continues to be modest. Our net interest margin of 4.60% is an improvement over last year’s second quarter as well as an improvement over this year’s first quarter. While our total deposits declined slightly due to cyclical fluctuations, it is important to remember that we continue to focus more on growing relationship type accounts rather than increasing total deposits via certificates of deposit growth. The non-maturity deposit percentage remained strong at 64%.”

Mr. Vance added, “As I stated earlier this year, we expected asset quality to fluctuate for the next couple of quarters until we see improvement in the overall economy and we see loan demand return to normal levels. Our non-performing assets have improved from year-end but they remain above year-ago levels, however we are expecting our NPA levels to decrease as we move through the balance of this year. We continue to have one of the strongest coverage ratios of our peers with an allowance for loan losses to non-performing loans of 88.4% which is up from 86.0% at the end of the first quarter of this year. Our allowance for loan losses to total loans continues strong at 3.45% up from 3.27% at the end of the first quarter of this year and up from 2.56% at the end of last year’s second quarter. Additionally, our quarterly loan loss provision went down 16% from the prior quarter and we anticipate it will continue to decline as we go through the balance of the year.”

Mr. Vance concluded, “As I have implied, loan demand remains soft and we expect it to remain so. With the continuing uncertainty in the economy, our existing customers and potential new customers are reluctant to take on debt until the economic picture becomes clearer. However, Heritage is well positioned with strong liquidity and strong capital levels and we feel confident as we continue to evaluate various strategic growth opportunities that we will successfully execute our near-term growth strategies over the next 12 months.”

The Company’s total assets decreased $2.0 million to $1.010 billion at June 30, 2010 from $1.012 billion at March 31, 2010 and increased $43.0 million from $966.8 million at June 30, 2009. Total loans (including loans held for sale) increased $3.2 million to $761.2 million at June 30, 2010 from $758.0 million at March 31, 2010. This increase was due substantially to a $13.7 million increase in commercial loans partially offset by a $9.5 million decrease in real estate construction loans. The increase in the commercial loan balances was the result of increases in commercial term loans, agricultural loans and SBA loans. The decline in the real estate construction portfolio was the result of a combination of $1.6 million charge offs, $1.1 million of transfers to other real estate owned and loan payoffs. At June 30, 2010, real estate construction loan balances accounted for $73.8 million, or 9.7% of total loans, of which $34.7 million are within the single-family residential construction portfolio.

Deposits decreased $6.9 million to $829.0 million at June 30, 2010 from $835.9 million at March 31, 2010. Since March 31, 2010, non-maturity deposits (total deposits less certificate of deposit accounts) decreased $6.2 million.

At June 30, 2010, the Company’s stockholders’ equity to total assets was 15.9% compared to 15.8% at March 31, 2010. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2010 of 14.8%, 20.2% and 21.4%, respectively, as compared to 14.6%, 20.0% and 21.3% at March 31, 2010, respectively.

Net interest income increased $431,000, or 4.2%, to $10.8 million for the quarter ended June 30, 2010 compared with the same period in 2009 of $10.3 million. Heritage’s net interest margin for the quarter ended June 30, 2010 increased slightly to 4.60% from 4.59% for the same period in 2009 and from 4.58% for the prior quarter ended March 31, 2010.

The provision for loan losses decreased $1.3 million or 30.6% to $3.2 million for the quarter ended June 30, 2010 from $4.5 million for the quarter ended June 30, 2009 and decreased $600,000 or 16.0% from $3.8 million for the quarter ended March 31, 2010. The Company had net charge-offs of $1.7 million for the quarter ended June 30, 2010 compared to net charge-offs of $1.0 million for the quarter ended June 30, 2009 and $5.1 million for the quarter ended March 31, 2010.

The allowance for loan losses at June 30, 2010 increased by $1.5 million to $26.3 million from $24.8 million at March 31, 2010. Nonperforming assets were $31.3 million, or 3.10% of total assets, at June 30, 2010, an increase from $30.4 million, or 3.01% of total assets, at March 31, 2010. Potential problem loans decreased $7.6 million to $36.1 million at June 30, 2010 from $43.7 million at March 31, 2010. The Company believes that its allowance for loan losses is adequate to provide for probable losses based on an evaluation of known and inherent risk in the loan portfolio at June 30, 2010.

Nonperforming loans to total loans was 3.91% at June 30, 2010, an increase from 3.81% at March 31, 2010. The allowance for loan losses to nonperforming loans increased to 88.4% at June 30, 2010 from 86.0% at March 31, 2010. The increase of $897,000 in nonperforming loans during the three months ended June 30, 2010 was partially offset by charge-offs of $1.7 million and principal pay downs. Of these charge-offs, $101,000 related to nonperforming commercial loans and $1.6 million related to nonperforming construction loans. In addition, nonperforming construction loan balances totaling $1.1 million were transferred to other real estate owned and subsequently sold during the three months ended June 30, 2010. These decreases in total nonperforming loans were offset by a $10.0 million addition to nonperforming loans during the quarter ended June 30, 2010 of residential construction loans to a builder/developer of a condominium project in Pierce County, Washington. These loans were reported as potential problem loans at March 31, 2010 and are the primary reason for the decrease in potential problem loans during the three months ended June 30, 2010. Although the Company has appraisals that justify current carrying values, because of the slow rate at which the individual units are selling, these loans were placed on nonaccrual status. While we believe these loans are adequately reserved for, should property values continue to deteriorate, additional loss provisions may be necessary.

Non-interest income decreased $136,000, or 6.0%, to $2.1 million for the quarter ended June 30, 2010 compared to $2.3 million for the same period in 2009. The decrease was due substantially to a decrease of $70,000 in the gain on sale of loans as a result of fewer loan sales and a decrease of $142,000 in the gain on sale of other real estate owned associated with property sales made in the second quarter of 2009.

Non-interest expense increased $448,000 or 5.6% to $8.5 million during the quarter ended June 30, 2010 compared to $8.0 million for the quarter ended June 30, 2009. The increase for the three months was due to increased salaries and benefits expense in the amount of $503,000, increased marketing expense in the amount of $189,000 resulting from additional expense associated with a checking acquisition program and increased professional services in the amount of $156,000 from additional consultant expenses. These increases were partially offset by a $404,000 decline in Federal Deposit Insurance mostly due to a special assessment imposed in 2009.

On July 30, 2010, Heritage announced that its subsidiary, Heritage Bank, acquired most of the non-brokered deposits and certain assets of Cowlitz Bank, including its Bay Bank division, from the Federal Deposit Insurance Corporation (“FDIC”), which was appointed receiver of Cowlitz Bank. The FDIC and Heritage Bank entered into a modified whole bank loss-share transaction to acquire approximately $280 million of Cowlitz Bank’s assets and approximately $350 million in deposits. The FDIC excluded non-performing loans, other real estate owned and most brokered deposits from the transaction. As a result, Heritage Bank purchased only performing loans in the approximate amount of $152 million. The acquired loans (other than consumer loans) are subject to 80% loss coverage by the FDIC.

Heritage Bank participated in a competitive bid process with the FDIC. The accepted bid included a 1% deposit premium (excluding brokered and market place deposits) and a negative bid of $8.8 million on net assets acquired. Heritage Bank received regulatory approval to exercise trust powers and will continue to operate the Trust Division of Cowlitz Bank.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on August 2, 2010, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay ending August 16, 2010, by dialing (800) 475-6701 — access code 163737.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. With the FDIC-assisted acquisition of Cowlitz Bank, Heritage Bank now serves western Washington and the greater Portland, Oregon area through its 23 full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include average tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	June 30, 2010	March 31, 2010	June 30, 2009
Stockholders’ equity	$160,828	$159,630	$111,374
Less: goodwill and other intangible assets	13,319	13,338	13,397

Tangible equity	147,509	146,292	97,977
Less: preferred stock	23,550	23,518	23,426

Tangible common equity	$123,959	$122,774	$74,551

Total assets	$1,009,793	$1,011,810	$966,763
Less: goodwill and other intangible assets	13,319	13,338	13,397

Tangible assets	$996,474	$998,472	$953,366

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	June 30, 2010	March 30, 2010	June 30, 2009
Assets
Cash on hand and in banks	$18,464	$17,976	$21,874
Interest earning deposits	93,867	94,346	60,613
Investment securities available for sale	91,262	95,268	55,727
Investment securities held to maturity	14,302	13,551	10,294
Loans held for sale	—	634	2,431
Loans receivable	761,181	757,357	784,867
Less: Allowance for loan losses	(26,268)	(24,797)	(23,707)

Loans receivable, net	734,913	732,560	761,160
Other real estate owned	1,590	1,590	301
Premises and equipment, net	16,468	16,551	16,411
Federal Home Loan Bank stock	3,566	3,566	3,566
Accrued interest receivable	3,922	3,783	3,918
Prepaid expenses and other assets	18,090	18,647	17,071
Goodwill and other intangible assets	13,319	13,338	13,397

Total assets	$1,009,763	$1,011,810	$966,763

Liabilities and Stockholders’ Equity
Deposits	$829,030	$835,896	$842,103
Securities sold under agreement to repurchase	15,352	10,254	9,163
Accrued expenses and other liabilities	4,553	6,030	4,123

Total liabilities	848,935	852,180	855,389

Preferred stock	23,550	23,518	23,426
Common stock	74,040	73,851	26,776
Unearned compensation	(225)	(248)	(314)
Retained earnings	62,868	62,345	61,557
Accumulated other comprehensive income (loss), net	595	164	(71)

Total stockholders’ equity	160,828	159,630	111,374

Total liabilities and stockholders’ equity	$1,009,763	$1,011,810	$966,763

Common stock, shares outstanding	11,119,820	11,082,554	6,708,269

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME (LOSS)

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest income:
Interest and fees on loans	$11,903	$11,970	$12,637	$23,873	$25,532
Taxable interest on investment securities	675	745	558	1,420	1,005
Nontaxable interest on investment securities	78	73	58	151	113

Interest on federal funds sold and interest earning deposits	60	60	56	120	100

Total interest income	12,716	12,848	13,309	25,564	26,750

Interest expense:
Deposits	1,929	2,163	2,968	4,092	6,331
Borrowed funds	21	20	6	41	6

Total interest expense	1,950	2,183	2,974	4,133	6,337

Net interest income	10,766	10,665	10,335	21,431	20,413
Provision for loan losses	3,150	3,750	4,540	6,900	9,790

Net interest income after provision for loan losses	7,616	6,915	5,795	14,531	10,623

Non-interest income:
Gain on sales of loans	35	66	105	101	202
Service charges on deposits	1,082	1,025	1,030	2,107	2,019
Merchant Visa income	795	715	769	1,510	1,451
Other income	224	350	368	575	637

Total non-interest income	2,136	2,156	2,272	4,293	4,309

Non-interest expense:
Salaries & employee benefits	4,200	4,015	3,697	8,215	7,528
Occupancy and equipment	990	1,027	956	2,018	1,989
Data processing	416	420	428	835	837
Marketing	423	211	234	634	460
Merchant Visa	660	597	633	1,257	1,198
Professional services	338	286	182	625	323
State and local taxes	156	217	260	373	455
Impairment loss on securities	55	190	59	245	234
Federal deposit insurance	347	354	751	701	896
Other expense	889	758	826	1,647	1,986

Total non-interest expense	8,474	8,075	8,026	16,550	15,906

Income (loss) before federal income taxes	1,278	996	41	2,274	(974)
Federal income tax expense (benefit)	423	300	(50)	723	(471)

Net income (loss)	$855	$696	$91	$1,551	$(503)

Dividends accrued and discount accreted on preferred shares	$332	$331	$330	$663	$659

Net income (loss) applicable to common shareholders	$523	$365	$(239)	$888	$(1,162)

Basic earnings/(loss) per common share	$0.05	$0.03	$(0.04)	$0.08	$(0.18)
Diluted earnings/(loss) per common share	$0.05	$0.03	$(0.04)	$0.08	$(0.18)

Average number of common shares outstanding	11,011,670	11,000,997	6,615,989	11,006,654	6,613,298
Average number of diluted common shares outstanding	11,062,246	11,043,446	6,615,989	11,053,521	6,613,298

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Performance Ratios:
Net interest margin	4.60%	4.58%	4.59%	4.59%	4.64%
Efficiency ratio	65.68%	62.98%	63.66%	64.34%	64.34%
Return on average assets	0.34%	0.28%	0.04%	0.31%	(0.11)%
Return on average common equity	1.52%	1.08%	(1.07)%	1.31%	(2.60)%

Average Balances:
Average assets	$1,008,775	$1,012,835	$967,781	$1,010,793	$957,020
Average earning assets	937,944	943,451	903,433	940,682	888,143
Average total loans	758,791	764,906	787,687	761,832	793,027
Average deposits	830,705	837,719	846,377	834,192	836,765
Average equity	161,295	160,067	113,365	160,684	113,670
Average common equity	137,776	136,579	89,968	135,181	90,287
Average tangible common equity	124,446	123,229	76,559	123,841	76,869

	As of Period End
	June 30, 2010	March 31, 2010	June 30, 2009
Financial Measures:
Book value per common share	$12.35	$12.28	$13.11
Tangible book value per common share	$11.15	$11.08	$11.11
Stockholders’ equity to total assets	15.9%	15.8%	11.5%
Tangible common equity to tangible assets	12.4%	12.3%	7.8%
Tier 1 leverage capital to average assets	14.8%	14.6%	10.3%
Tier 1 capital to risk-weighted assets	20.2%	20.0%	12.7%
Total capital to risk-weighted assets	21.4%	21.3%	14.0%
Loans to deposits ratio	88.7%	87.7%	90.4%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Allowance for Loan Losses:
Allowance balance, beginning of period	$24,797	$26,164	$20,155	$26,164	$15,423
Provision for loan losses	3,150	3,750	4,540	6,900	9,790
Net charge-offs:
Commercial	101	2,862	960	2,964	1,462
Real estate mortgages	—	—	(1)	—	(1)
Real estate construction	1,580	2,238	3	3,818	3
Consumer	(2)	17	26	14	42

Total net charge-offs	1,679	5,117	988	6,796	1,506

Allowance balance, end of period	$26,268	$24,797	$23,707	$26,268	$23,707

	As of Period End
	June 30, 2010	March 31, 2010	June 30, 2009
Nonperforming Assets:
Nonaccrual loans by type:
Commercial	$5,251	$4,609	$3,608
Real estate mortgages	—	47	—
Real estate construction	23,943	23,760	9,798
Consumer	128	—	10

Total nonaccrual loans	29,322	28,416	13,416
Restructured loans	408	417	—

Total nonperforming loans	29,730	28,833	13,416
Other real estate owned	1,590	1,590	2,022

Nonperforming assets	$31,320	$30,423	$15,438

Accruing loans past due 90 days or more	$1,075	$741	$0
Potential problem loans(1)	36,116	43,659	50,505
Allowance for loan losses to:
Total loans	3.45%	3.27%	2.56%
Nonperforming loans	88.35%	86.00%	150.23%
Nonperforming loans to total loans	3.91%	3.81%	1.71%
Nonperforming assets to total assets	3.10%	3.01%	1.61%

(1)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three months ended June 30, 2010			Three months ended June 30, 2009
	Average Balance	Interest Earned/ Paid	Average Rate	Average Balance	Interest Earned/ Paid	Average Rate
Interest Earning Assets:
Loans, net	$733,233	$11,903	6.51%	$767,710	$12,637	6.60%
Investments:
Taxable	97,662	675	2.77%	54,060	558	4.14%
Nontaxable	9,971	78	3.14%	6,869	58	3.36%
Interest earning deposits	93,512	60	0.26%	71,228	56	0.32%
Federal Home Loan Bank stock	3,566	—	—	3,566	—	—

Total interest earning assets	937,944	12,716	5.44%	904,433	13,309	5.91%
Non-interest earning assets	70,831			64,348

Total assets	$1,008,775			$967,781

Interest Bearing Liabilities:
Certificates of deposit	$294,400	1,285	1.75%	$321,851	2,059	2.57%
Savings accounts	83,726	124	0.59%	82,073	206	1.01%
Interest bearing demand and money market accounts	330,309	520	0.63%	322,468	703.87%

Total interest bearing deposits	708,435	1,929	1.09%	726,392	2,968	1.64%
Securities sold under agreement to repurchase	13,457	21	0.63%	2,988	6	0.75%

Total interest bearing liabilities	721,892	1,950	1.08%	729,380	2,974	1.64%
Non-interest bearing deposits	122,270			119,985
Other non-interest bearing liabilities	3,318			5,051
Stockholders’ equity	161,295			113,365

Total liabilities & stockholders’ equity	$1,008,775			$967,781

Net interest income		$10,766			$10,335

Net interest spread			4.35%			4.27%
Net interest margin			4.60%			4.59%
Average interest earning assets to average interest bearing liabilities			129.93%			123.86%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	June 30, 2010		March 31, 2010		June 30, 2009
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial	$419,248	55.1%	$405,502	53.5%	$436,599	55.5%
Real estate mortgages:

One to four family residential	50,332	6.6%	52,228	6.9%	53,168	6.8%
Five or more family residential and commercial real estate	198,403	26.1%	197,087	26.0%	160,673	20.4%

Total real estate mortgages	248,735	32.7%	249,315	32.9%	213,841	27.2%
Real estate construction:

One to four family residential	34,696	4.6%	41,599	5.5%	62,961	8.0%
Five or more family residential and commercial real estate	39,129	5.1%	41,774	5.5%	52,086	6.5%

Total real estate construction	73,825	9.7%	83,373	11.0%	115,047	14.5%
Consumer	20,916	2.7%	21,352	2.8%	23,459	3.0%

Gross loans	762,724	100.2%	759,542	100.2%	788,946	100.2%
Deferred loan fees	(1,543)	(0.2)%	(1,551)	(0.2)%	(1,648)	(0.2)%

Total loans	$761,181	100.0%	$757,991	100.0%	$787,298	100.0%

Deposit Composition
Non-interest demand deposits	$123,468	14.9%	$126,400	15.1%	$121,309	14.4%
NOW accounts	224,174	27.0%	217,300	26.0%	197,411	23.4%
Money market accounts	105,812	12.8%	110,104	13.5%	115,156	13.7%
Savings accounts	80,614	9.7%	86,442	10.3%	81,591	9.7%

Total non-maturity deposits	534,068	64.4%	540,246	64.6%	515,467	61.2%
Certificate of deposit accounts	294,962	35.6%	295,650	35.4%	326,636	38.8%

Total deposits	$829,030	100.0%	$835,896	100.0%	$842,103	100.0%